ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                          WATERMARC FOOD MANAGEMENT CO.

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Watermarc Food Management Co., the undersigned corporation (the "Corporation") adopts the following Articles of Amendment to its Restated Articles of Incorporation:

                                   ARTICLE ONE
                                    AMENDMENT

     The following amendment to the Restated Articles of Incorporation of the Corporation was adopted by the Shareholders of the Corporation on January 23, 1998, in order to provide for the issuance of additional shares of common stock.

     Article Four, Section 1 of the Restated Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                                  ARTICLE FOUR
                  CAPITALIZATION, PREEMPTIVE RIGHTS AND VOTING

     Section 1. Authorized Shares. The Corporation shall have authority to issue two classes of shares to be designated respectively "Common Stock" and "Preferred Stock". The total number of shares which the Corporation is authorized to issue is ONE HUNDRED FIVE MILLION (105,000,000) shares of which ONE HUNDRED MILLION (100,000,000) shall be Common Stock and FIVE MILLION (5,000,000) shall be Preferred Stock. Each share of Common Stock shall have a par value of FIVE CENTS ($.05), and each share of Preferred Stock shall have a par value of ONE DOLLAR ($1.00).

                                   ARTICLE TWO
                               OUTSTANDING SHARES

     The number of shares of the Corporation outstanding at the time of such adoption was 14,163,230 shares of Common Stock, $.05 par value per share; and the number of shares of Common Stock entitled to vote thereon was 14,163,230.

                                  ARTICLE THREE
                                      VOTE

     The number of shares voted for and against such amendment was as follows:

                                For      Against
                                ---      -------
     Authorized Shares       8,531,423   559,267

     EXECUTED this 30th day of January, 1998.

                                                  WATERMARC FOOD MANAGEMENT CO.


                                                  By:/s/ Ghulam M. Bombaywala
                                                         Ghulum M. Bombaywala,
                                                         Chief Executive Officer